Exhibit 10.58

4 February 2013

PRIVATE & CONFIDENTIAL
Andrew Barron
(Address removed for confidentiality reasons)

RE: SALARY INCREASE

Dear Andrew,

I am pleased to confirm that your base salary will be increased to £490,000 per annum with effect from 7th December 2012. This change will be included in the next available pay run and will be applicable for the 2013 Annual Bonus Plan but not for the 2012 plan.

Also with effect from 7th December 2012, the Company's pension contributions on your behalf will be increased from 15% to 20% of base salary, with no employee contributions required from 1 January 2013.

All other Terms and Conditions remain unchanged.

I should also like to confirm that, on reflection, I have changed you 2012 appraisal rating to a 5 'Great' and I should like to thank you for all your hard work and for your contribution in 2012.

I look forward to your continued support as we work together to make 2013 another great year for the Company.

Yours sincerely

Neil Berkett

Chief Executive Officer